EXHIBIT 23.3



                          Independent Auditors' Consent


The Board of Directors
ZIM Corporation:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.

Our report date October 8, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
KPMG LLP
Chartered Accountants

Ottawa, Canada
April 22, 2004